Exhibit 10.17

LLC PURCHASE AGREEMENT

by and between

AQUASOURCE, INC.

and

FUDD & DUDD ACQUISITION LLC

Dated as of March 14, 2003

i

Section 10.10	Waiver of Jury Trial and Certain Damages.	41

Section 10.11	Assignment	41

Section 10.12	Interpretation	41

Section 10.13	No Specific Enforcement.	41

Section 10.14	Counterparts; Effect.	42

INDEX OF PRINCIPAL TERMS

Term	Page

Adjustment Schedule	22

Affected Employees	19

Agreement	1

Allocation Dispute Notice	22

Allocation Revision Notice	22

Allocation Schedule	22

Audit	24

Brittmoore Sublease	25

Business Employees	8

Business Plan	15

Bussell	1

Buyer	1

Buyer Disclosure Schedule	12

Buyer Indemnifiable Loss	31

Buyer Indemnified Liabilities	32

Buyer Indemnitee	31

Buyer Material Adverse Effect	12

Buyer Required Consents	13

Buyer Required Statutory Approvals	13

Buyer Subsidiary	12

Closing	3

Closing Date	3

COBRA	20

Code	8

Company	1

Company Financial Statements	7

Company Material Adverse Effect	4

Company Plans	8

Company Subsidiary	5

Confidentiality Agreement	19

Construction I	1

Construction II	1

Construction, LP	1

Contracts	11

December 31, 2002 Balance Sheet	7

Deficiency	2

Direct Claim	36

DQE	6

Earn-Out Payment	27

Encumbrances	3

Environmental Laws	10

Term	Page

ERISA	8

ERISA Affiliate	8

Estimated Purchase Price Adjustment	2

Excess	2

Exchange Act	6

Excluded Assets	26

Final Allocation Schedule	22

Final Closing Statement	2

Final Order	28

Governmental Authority	6

Hazardous Substances	10

Hundley Claims	32

Hundley Lease	15

Indemnifiable Loss	32

Indemnity Basket	33

Indemnity Cap	33

Indemnity Period	32

Initial Termination Date	30

Integrated Assets	26

Membership Interests	1

Mueller	1

Permitted Encumbrances	3

Purchase Price	1

Real Property	11

Representatives	14

SEC	6

Securities Act	3

Seller	1

Seller Disclosure Schedule	4

Seller Indemnifiable Loss	32

Seller Indemnified Liabilities	32

Seller Indemnitee	32

Seller Required Consents	6

Seller Required Statutory Approvals	6

Seller SEC Reports	6

Straddle Period	23

Subsidiary	4

Tax	8

Tax Claim	23

Tax Return	8

Third Party Claim	35

Violation	5

WARN Act	19

v

LLC PURCHASE AGREEMENT

This LLC Purchase Agreement, dated as of March 14, 2003 (this “Agreement”), is entered into by and between AquaSource, Inc., a Delaware corporation (the “Seller”), and Fudd & Dudd Acquisition LLC, a Texas limited liability company (the “Buyer”).

WHEREAS, the Seller owns all of the issued and outstanding membership interest (the “Membership Interests”) of AquaUtility Construction I, LLC, a Delaware limited liability company (“Construction I”);

WHEREAS, Construction I and its Subsidiaries (as defined in Section 3.2), AquaUtility Construction II, LLC, a Delaware limited liability company (“Construction II”), and AquaUtility Construction, LP, a Texas limited partnership (“Construction, LP”) are collectively referred to in this Agreement as the “Company”;

WHEREAS, the principal shareholders of the Buyer are Tommy C. Bussell (“Bussell”) and Todd Mueller (“Mueller”); and

WHEREAS, each of the Boards of Directors of the Buyer and the Seller has approved, and deems it advisable and in the best interests of its respective shareholders to consummate, the acquisition of the Company by the Buyer, which acquisition is to be effected by the purchase of all the Membership Interests by the Buyer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.1 Sale and Transfer of Membership Interests. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1), the Seller agrees to sell, convey, assign, transfer and deliver to the Buyer, and the Buyer agrees to purchase and accept from the Seller, all of the Seller’s rights, title and interest in and to the Membership Interests.

Section 1.2 The Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to the Buyer of the Membership Interests, the Buyer shall pay to the Seller an amount of dollars equal to Seven Million, Ninety-One Thousand, Fifty-Nine Dollars ($7,091,059) (as adjusted, the “Purchase Price”) payable, at the Closing, as follows, Four Million Dollars ($4,000,000) payable in the form of a promissory note made by the Buyer payable to the Seller that is guaranteed by a personal guaranty executed and delivered by each of Bussell and his wife, each in the respective form attached hereto as Exhibit 1.2, and the balance payable in cash.

Section 1.3 Purchase Price Adjustment.

(a) The parties acknowledge that the Purchase Price of $7,091,059 set forth in Section 1.2 hereof reflects the sum of $2,446,521 and the aggregate value, as of December 31, 2002, of the Company’s (i) inventory (ii) accounts receivable, (iii) work in progress, (iv) net amount of prepayments and payables, and (v) outstanding long-term notes receivables (lease purchase notes) (items (i) through (v), collectively, the “Purchase Price Components”), with the value of each Purchase Price Component determined as contemplated by Exhibit 1.3 attached hereto. The parties agree that at the Closing, the Purchase Price of $7,091,059 shall be adjusted by an amount of dollars, positive or negative, as the case may be, to reflect the difference between $7,091,059 and the sum of $2,446,521 and the aggregate value, as of the Closing Date, of the Company’s Purchase Price Components, with the value of each Purchase Price Component determined as contemplated by Exhibit 1.3 attached hereto (the net amount of any such adjustment, the “Purchase Price Adjustment”). At least ten (10) calendar days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer in good faith its estimate of the Purchase Price Adjustment, if any, (the “Estimated Purchase Price Adjustment”) showing the adjustments contemplated by this Section 1.3 for the Buyer’s review and comment. At the Closing, the Purchase Price shall be adjusted to reflect the Estimated Purchase Price Adjustment, subject to further adjustment post-Closing as contemplated by Section 1.3(b).

(b) Within thirty (30) calendar days following the Closing Date, the Seller shall prepare and deliver to the Buyer in good faith a final closing statement setting forth the Purchase Price Adjustment in accordance with this Section 1.3 (the “Final Closing Statement”). Within thirty (30) calendar days following the Buyer’s receipt of the Final Closing Statement, the Buyer may object in good faith to the Purchase Price Adjustment (as reflected on the Final Closing Statement) in writing. In the event of any such objection, the Buyer and the Seller shall attempt to resolve their differences by negotiation. If such Parties are unable to do so within thirty (30) calendar days following Seller’s receipt of the Buyer’s objection, the Seller and the Buyer shall appoint a nationally recognized accounting firm mutually acceptable to each of the Seller and the Buyer, which shall, at the Seller’s and the Buyer’s joint expense, review the Final Closing Statement and determine the Purchase Price Adjustment, if any, within thirty (30) calendar days of such appointment. The Seller and the Buyer agree to cooperate with such accounting firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such accounting firm shall be binding on the Parties hereto. Upon determination by agreement of the Seller and the Buyer or by binding determination of said accounting firm of the Purchase Price Adjustment, (i) if the Purchase Price Adjustment exceeds the Estimated Purchase Price Adjustment (such excess amount, the “Deficiency”), the Buyer shall pay to the Seller the Deficiency, or (ii) if the Estimated Purchase Price Adjustment exceeds the Purchase Price Adjustment (such excess amount, the “Excess”), the Seller shall pay to the Buyer the Excess. Any portion of any Deficiency or Excess owed hereunder shall be paid to the Party or Parties owed the same by the Party or Parties owing the same by wire transfer in immediately available funds to an account designated by the Party or Parties owed the same no later than five (5) business days following the determination by agreement of the Seller and the Buyer or by binding determination of said accounting firm of the Purchase Price Adjustment, and such payment shall be accompanied by an additional payment of interest, calculated with a 4% annual interest rate from the date of Closing to the date of payment under this provision.

Section 1.4 Accounts Receivable and Accounts Payable. Immediately prior to the Closing, the parties shall calculate the aggregate amount of any accounts payable owed by the Company or any Company Subsidiary (as defined in Section 3.2) to the Seller as of the Closing Date and the aggregate amount of any accounts receivable owed by the Seller to the Company or any Company Subsidiary as of the Closing Date and shall subtract from the amount of such accounts payable the amount of such accounts receivable. If the difference is positive, the Buyer shall, at the Closing, pay to the Seller, in addition to the Purchase Price, an amount of dollars equal to such difference. If, however, the difference is negative, the Seller shall, at the Closing, pay to the Buyer an amount of dollars equal to such difference. At the Closing, upon the satisfaction of the obligations of the parties set forth in this Section 1.4, the parties agree that all obligations of the Seller and the Company in respect of such accounts payable and accounts receivable shall be fully satisfied.

ARTICLE II

THE CLOSING

Section 2.1 Closing. The consummation of the sale and transfer of the Membership Interests by the Seller to the Buyer (the “Closing”) shall take place at the Houston, Texas offices of Skadden, Arps, Slate, Meagher & Flom LLP at 10:00 a.m., local time, on the fifth business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time, date and place as the Seller and the Buyer shall mutually agree (the “Closing Date”). The parties shall use commercially reasonable efforts to effect the Closing on or before April 1, 2003.

Section 2.2 Closing Transactions. At the Closing:

(a) The Seller shall deliver to the Buyer (i) free and clear of any liens, claims, security interests and other encumbrances of any nature whatsoever (collectively, “Encumbrances”), except for those Encumbrances arising under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws and those Encumbrances created by this Agreement or the Buyer (collectively, Permitted Encumbrances”), certificates representing the Membership Interests, each such certificate to be duly and validly endorsed in favor of the Buyer or accompanied by a separate instrument of assignment sufficient to vest in the Buyer good title to the Membership Interests and (ii) such other documents or payments as are required to be delivered or made by the Seller to the Buyer pursuant hereto;

(b) The Buyer shall deliver to the Seller (i) the Purchase Price, as adjusted as contemplated by Section 1.3 hereof, by promissory note and wire transfer in immediately available funds to an account designated by the Seller prior to Closing, as contemplated by Section 1.2 and (ii) such other documents or payments as are required to be delivered or made by the Buyer to the Seller pursuant hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, provided, however, that notwithstanding any other provision of this Agreement to the contrary, the Seller makes no representations or warranties with respect to any of the Excluded Assets (as defined in Section 6.16) and all representations and warranties of the Seller contained herein expressly exclude such Excluded Assets and shall not be read or deemed to be a representation or warranty regarding any Excluded Asset, consequently, as used in this Article III, the terms “Company”, “Company Subsidiary” and “Company Subsidiaries” shall not be read or deemed to include the Excluded Assets.

Section 3.1 Organization and Qualification. Except as set forth in Section 3.1 of the schedule delivered by the Seller to the Buyer on the date hereof and attached to this Agreement (the “Seller Disclosure Schedule”), (a) the Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and (b) the Company and each Company Subsidiary is a limited liability company, limited partnership or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term “Company Material Adverse Effect” shall mean any adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined in Section 3.2), taken as a whole that exceeds $100,000, in the aggregate; provided, however, that the term “Company Material Adverse Effect” shall not include (i) any such effect resulting from any change in law, rule, or regulation of any Governmental Authority (as defined in Section 3.4(c)) that applies generally to similarly situated Persons (as defined below), (ii) effects relating to or resulting from general changes in the industries in which the Company and the Company Subsidiaries operate its or their assets or conduct its or their businesses, (iii) changes or effects that are taken into consideration in calculating the Purchase Price Adjustment, (iv) changes or effects of which Bussell or Mueller had knowledge on or prior to the date of this Agreement, or (v) insured casualties so long as insurance proceeds received in respect of the same remain with the Company. As used in this Agreement, the term “knowledge” when referring to the knowledge of the Seller shall mean the actual knowledge, after reasonable inquiry of employees who are reasonably likely to have the relevant information, of an executive officer of the Seller, and the term “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

Section 3.2 Subsidiaries. Section 3.2 of the Seller Disclosure Schedule sets forth a complete list, as of the date hereof, of all of the Company Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth in Section 3.2 of the Seller Disclosure Schedule, all of the issued and outstanding capital stock of each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of any Encumbrances, except for Permitted Encumbrances. As used in this Agreement, the term “Subsidiary” of a Person shall mean any corporation or other entity (including partnerships and other business associations) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, 50% or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person. The term “Company Subsidiary” shall mean a Subsidiary of Construction, LP.

Section 3.3 Ownership and Possession of Membership Interests; Capitalization. As of the date hereof, (i) the Seller owns beneficially and of record all of the Membership Interests of Construction I free and clear of any Encumbrances, except for Permitted Encumbrances; (ii) Construction I owns beneficially and of record all of the membership interests of Construction II free and clear of any Encumbrances, except for Permitted Encumbrances; and (iii) Construction I and Construction II, collectively, own beneficially and of record all of the partnership interests of Construction, LP free and clear of any Encumbrances, except for Permitted Encumbrances. Other than as set forth in the immediately preceding sentence, there are no member, partner or equity interests in the Company outstanding. There are no options, warrants, calls, rights, commitments or agreements of any character to which the Seller, the Company or any Company Subsidiary is a party or by which it is bound obligating the Seller, the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership, partnership or equity interests of the Company or any Company Subsidiary or obligating the Seller or the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 3.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. The Seller has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable Seller Required Statutory Approvals (as defined in Section 3.4(c)) and the applicable Seller Required Consents (as defined in Section 3.4(b)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. No vote of, or consent by, the holders of any class or series of stock issued by the Seller is necessary to authorize the execution and delivery by the Seller of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Buyer, constitutes the valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. Except as set forth in Section 3.4(b)(i) of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller does not, and the consummation of the transactions contemplated hereby will not, violate or result in a material breach of any provision of, constitute a material default (with or without notice or lapse of time or both) under, result in the termination or modification of, accelerate the performance required by, result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any material Encumbrance, except for Permitted Encumbrances, upon any of the properties or assets of the Company or any Company Subsidiary (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, is referred to herein as a “Violation” with respect to the Seller, the Company and any Company Subsidiary, and such term when used in Article V has a correlative meaning with respect to the Buyer and the Buyer Subsidiaries) pursuant to any provisions of (i) the articles of incorporation, by-laws or similar governing documents of the Seller, the Company or any Company Subsidiary, (ii) subject to obtaining the Seller Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Seller, the Company or any Company Subsidiary or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 3.4(b)(iii) of the Seller Disclosure Schedule (the “Seller Required Consents”), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller, the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (ii) or (iii) for any such Violation which is not reasonably likely to prevent, materially delay or materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement.

(c) Statutory Approvals. Except as described in Section 3.4(c) of the Seller Disclosure Schedule (the “Seller Required Statutory Approvals”), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, federal, state, local or foreign governmental or regulatory body (including a national securities exchange or other self-regulatory body) or authority (each, a “Governmental Authority”) is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated hereby (it being understood that references in this Agreement to “obtaining” such Seller Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

(d) Compliance. Except as set forth in Section 3.4(d)(i), Section 3.7, Section 3.10 or Section 3.11 of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of or has been given notice of or is currently being charged with any violation of, or to the knowledge of the Seller is under investigation with respect to any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority. Except as set forth in Section 3.4(d)(ii) or Section 3.12 of the Seller Disclosure Schedule, or as disclosed in the Seller SEC Reports (as defined below) filed prior to the date hereof, the Company and each Company Subsidiary have all material permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted. Except as set forth in Section 3.4(d)(iii) of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is in breach or violation of any term or provision of their respective articles of incorporation or by-laws. As used in this Agreement, the “Seller SEC Reports” shall mean each report, schedule, registration statement and definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) by the Seller’s parent, DQE, Inc., a Pennsylvania corporation (“DQE”), since December 31, 1999, pursuant to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.5 Financial Statements. True and complete copies of the Company Financial Statements (as defined below) are set forth in Section 3.5 of the Seller Disclosure Schedule. The Company Financial Statements have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and the Company Subsidiaries as of the time and for the period referred to therein. To the Seller’s knowledge, as of the dates of the statements of assets, liabilities and shareholders’ equity included in the Company Financial Statements, the Company has no liabilities or obligations of any nature whatsoever which are not fully reflected or reserved against in such Company Financial Statements or which were not incurred in the ordinary course consistent with past practice and are, therefore, not required by generally accepted accounting principles to be so reflected or reserved against in such Company Financial Statements. As used in this Agreement, the term “Company Financial Statements” shall mean the consolidated balance sheet of the Company as at December 31, 2002 (the “December 31, 2002 Balance Sheet”), together with the consolidated statements of income, shareholders’ equity and cash flows for the period then ended.

Section 3.6 Absence of Certain Changes or Events. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, since December 31, 2002, the Company and each Company Subsidiary has conducted its business only in the ordinary course of business consistent with past practice and there has not been any development or combination of developments affecting the Company or any Company Subsidiary, of which the Seller has knowledge.

Section 3.7 Litigation. Except as set forth in Section 3.7, Section 3.8, Section 3.9(i), Section 3.10 or Section 3.11 of the Seller Disclosure Schedule, (a) there are no claims, suits, actions or proceedings before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or, to the knowledge of the Seller, threatened, nor are there, to the knowledge of the Seller, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Company or any Company Subsidiary, and (b) there are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any Company Subsidiary.

Section 3.8 Tax Matters. (a) Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule: (i) the Company and each Company Subsidiary has timely filed (or has had filed on its behalf) with appropriate taxing authorities all Tax Returns (as defined in Section 3.8(b)) required to be filed by it on or prior to the date hereof, such Tax Returns are correct, complete and accurate in all material respects, and all Taxes (as defined in Section 3.8(b)) shown as due on such Tax Returns have been paid; (ii) all Tax withholding and deposit requirements imposed on or with respect to the Company and each Company Subsidiary (including any withholding with respect to wages or other amounts paid to employees) have been satisfied in full in all material respects; (iii) there are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due and payable; (iv) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company or any Company Subsidiary; (v) neither the Company nor any Company Subsidiary has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Seller or DQE); and (vi) the Company and each Company Subsidiary has qualified as, and been treated as, an entity disregarded as separate from its owner for federal and state income tax purposes at all times since the date of its formation.

(b) As used in this Agreement: (i) the term “Tax” includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto; and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Section 3.9 Employee Benefits; ERISA. (a) Company Plans. Section 3.9(a) of the Seller Disclosure Schedule contains a list of each employee benefit plan, program, agreement or arrangement (including without limitation any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary, the Seller, DQE or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company, any Company Subsidiary, the Seller or DQE would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, or to which the Company, any Company Subsidiary, the Seller, DQE or an ERISA Affiliate is a party, for the benefit of any employee or former employee of the Seller or any affiliate of the Seller whose employment is (in the case of current employees) or was (in the case of former employees) principally attributable to the businesses carried on by or in respect of the Company or any Company Subsidiary (such individuals, the “Business Employees,” and such plans, programs, agreements or arrangements, collectively, the “Company Plans”).

(b) Deliveries. With respect to each Company Plan, the Seller has heretofore delivered or made available to the Buyer true and complete copies of (i) such Company Plan and any amendments thereto; (ii) if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement; and (iii) the most recent determination letter received from the Internal Revenue Service with respect to each such Company Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Absence of Liability. Except as set forth in Section 3.9(c) of the Seller Disclosure Schedule, no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate with respect to a Company Plan that has not been satisfied in full, and, to the knowledge of the Seller, no condition exists that presents a material risk to the Company of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d) Multiemployer Plan. Except as set forth in Section 3.9(d) of the Seller Disclosure Schedule, no Company Plan is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, nor is any Company Plan a plan described in Section 4063(a) of ERISA.

(e) No Violations. Except as set forth in Section 3.9(e) of the Seller Disclosure Schedule, each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including without limitation ERISA and the Code.

(f) Section 401(a) Qualification. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received or timely applied for a determination letter from the Internal Revenue Service to the effect that it is so qualified.

(g) Post-Employment Benefits. Except as set forth in Section 3.9(g) of the Seller Disclosure Schedule, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Business Employees for periods extending beyond their respective dates of retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the Business Employee (or his beneficiary).

(h) Effect of Change of Control. Except as set forth in Section 3.9(h) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Employee.

(i) Claims. Except as set forth in Section 3.9(i) of the Seller Disclosure Schedule, there are no pending, or to the knowledge of the Seller threatened, claims by or on behalf of any Company Plan, by any Business Employee or Business Employee beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

Section 3.10 Labor and Employee Relations. As of the date hereof, except as disclosed in Section 3.10 of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor agreement with any union or labor organization. Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, (i) there is no strike, lockout, slowdown or work stoppage pending or, to the knowledge of the Seller, threatened against or involving the Company or any Company Subsidiary, and (ii) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Seller, threatened in respect of which any director, officer, employee or agent of the Company or any Company Subsidiary is or may be entitled to claim indemnification from the Company or any Company Subsidiary pursuant to its articles of incorporation, by-laws or any indemnification agreement. At the Closing, the Company shall deliver to the Buyer copies of the personnel files for each Affected Employee who is hired by the Buyer.

(a) Environmental Matters. Except as set forth in Section 3.11 of the Seller Disclosure Schedule:

(i) The Company and each Company Subsidiary are, and since January 1, 2000 have been, in compliance with all applicable Environmental Laws (as defined in Section 3.11(b)(i)), including, but not limited to, possessing all permits and other governmental authorizations required for their operations under applicable Environmental Laws.

(ii) (A) There is no pending or, to the knowledge of the Seller, threatened written claim, lawsuit, or administrative proceeding against the Company or any Company Subsidiary under or pursuant to any Environmental Law; (B) neither the Company nor any Company Subsidiary is subject to any administrative or judicial consent order or decree in connection with any Environmental Laws or the release of Hazardous Substances (as defined in Section 3.11(b)(ii)); and (C) neither the Company nor any Company Subsidiary has received written notice from any Person, including but not limited to any Governmental Authority, alleging that the Company or any Company Subsidiary is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law.

(iii) With respect to the real property that was formerly or is currently owned or leased by the Company or any Company Subsidiary, there have been no spills or discharges of Hazardous Substances on or underneath any of such real property in violation of any applicable Environmental Law.

(b) For purposes of this Agreement:

(i) “Environmental Laws” shall mean all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata). Such laws include the common law to the extent relating to injuries caused by the release or presence of Hazardous Substances.

(ii) “Hazardous Substances” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum and asbestos.

(c) The representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties relating to environmental matters made by the Seller in this Agreement.

Section 3.11 No Breaches or Defaults. Except as disclosed on Section 3.7 or Section 3.12 of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and, to the knowledge of the Seller, no event has occurred which, with the lapse of time or action by a third party, could result in a default by the Company or any Company Subsidiary under, nor, to the knowledge of the Seller, is any third party in breach or default in any material respect under, any Contract (as defined below), except, in any such case, for such breaches and defaults as to which requisite waivers or consents have been or will be obtained prior to the Closing Date. The term “Contracts” means all written notes, bonds, mortgages, indentures, deeds of trust, licenses, franchises, permits, contracts, leases or other instruments, obligations or agreements of any kind to which the Company or any Company Subsidiary is a party or by which the Company’s or any Company Subsidiary’s properties or assets may be bound, provided, however, that for purposes of this Section 3.12, Contracts shall not include Company Plans or any agreement with any Governmental Authority regarding compliance with Environmental Laws.

Section 3.12 Insurance. Section 3.13 of the Seller Disclosure Schedule describes the material fire and casualty, general liability, business interruption, product liability, pollution and sprinkler and water damage insurance policies maintained by the Seller or DQE on behalf of the Company and each Company Subsidiary as well as a description of any self-insurance arrangement by or affecting the Company or any Company Subsidiary, including any reserves thereunder. All of such policies are in full force and effect, all premiums with respect thereto are currently paid and neither the Seller nor DQE has received any notice of cancellation or termination with respect to any such insurance policy.

Section 3.13 Brokers or Finders. The Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers, whose fees and expenses will be paid by the Seller in accordance with the Seller’s agreements with such firms.

Section 3.14 Real Property. Since acquiring the Real Property (as defined below), neither the Seller nor the Company has taken any action that would subject the Real Property to any Encumbrances, except for (i) liens for real estate Taxes, assessments, charges or other governmental levies not yet due and payable, and (ii) easements, rights of way and restrictions of record. Neither the Seller, the Company nor any Company Subsidiary has received any written notice from any Governmental Authority of any condemnation proceedings with respect to any portion of the Real Property or any special assessment which may affect the

Real Property. The Seller has made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Real Property was acquired, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller and relating to such Real Property. For purposes of this Agreement, “Real Property” shall mean that certain improved parcel of real property owned by the Company, comprising 4.2650 acres, more or less, and located at 23710 Tomball Parkway, Tomball, Texas 77377, which property was formerly owned by Bussell and/or an affiliate of Bussell.

Section 3.15 Title to Assets. Except for Real Property and for personal property leased by the Company, the Company and each Company Subsidiary has good and marketable title to its assets. Except as disclosed on Section 3.16 of the Seller Disclosure Schedule, such assets are not subject to any Encumbrances other than (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, and (ii) statutory liens not yet delinquent.

Section 3.16 Limitation on Representations and Warranties. Except for the representations and warranties contained in this Article III, neither the Seller nor any other Person or entity acting on behalf of the Seller makes any representation or warranty, express or implied, concerning the Membership Interests or the business, assets, or liabilities of the Company and the Company Subsidiaries or any other matter. In addition, notwithstanding any other provision of this Agreement to the contrary, the Seller makes no representations or warranties with respect to any of the Excluded Assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 4.1 Organization and Qualification. Except as set forth in Section 4.1 of the schedule delivered by the Buyer to the Seller on the date hereof and attached to this Agreement (the “Buyer Disclosure Schedule”) the Buyer and each of the Buyer Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its assets and properties to the extent owned, leased and operated and to carry on its business as it is now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary. As used in this Agreement, the term “Buyer Material Adverse Effect” shall mean any material adverse effect on the business, assets, financial condition or results of operations of the Buyer; provided, however, that any such effect resulting from any change in law, rule, or regulation of any Governmental Authority that applies generally to similarly situated Persons shall not be included in the term “Buyer Material Adverse Effect.” The term “Buyer Subsidiary” shall mean a Subsidiary of the Buyer.

Section 4.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

(a) Authority. The Buyer has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the applicable Buyer Required Statutory Approvals (as defined in Section 4.2(c)) and applicable Buyer Required Consents (as defined in Section 4.2(b)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer. No vote of, or consent by, the holders of any class or series of stock issued by the Buyer is necessary to authorize the execution and delivery by the Buyer of this Agreement or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Non-Contravention. Except as set forth in Section 4.2(b)(i) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby will not, result in a Violation pursuant to any provisions of (i) the certificate of incorporation, by-laws or similar governing documents of the Buyer or any of the Buyer Subsidiaries, (ii) subject to obtaining the Buyer Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Buyer or any of the Buyer Subsidiaries or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents set forth in Section 4.2(b)(iii) of the Buyer Disclosure Schedule (the “Buyer Required Consents”), any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Buyer or any of the Buyer Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected.

(c) Statutory Approvals. Except as described in Section 4.2(c) of the Buyer Disclosure Schedule (the “Buyer Required Statutory Approvals”), no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby (it being understood that references in this Agreement to “obtaining” such Buyer Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

(d) Compliance. Except as set forth in Section 4.2(d)(i) or Section 4.3 of the Buyer Disclosure Schedule, neither the Buyer nor any of the Buyer Subsidiaries is under investigation with respect to any violation of, or has been given notice of or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority. Except as set forth in Section 4.2(d)(ii) of the Buyer Disclosure Schedule, the Buyer and the Buyer Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted. Except as set forth in Section 4.2(d)(iii) of the Buyer Disclosure Schedule,

neither the Buyer nor any Buyer Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by the Buyer or any Buyer Subsidiary under (i) their respective certificates of incorporation or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which they are a party or by which the Buyer or any Buyer Subsidiary is bound or to which any of their property is subject.

Section 4.3 Litigation. There are no claims, suits, actions or proceedings by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator, pending or, to the knowledge of the Buyer, threatened, nor are there, to the knowledge of the Buyer, any investigations or reviews by any court, governmental department, commission, agency, instrumentality or authority or any arbitrator pending or threatened against, relating to or affecting the Buyer or any Buyer Subsidiary. There are no judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Buyer or any Buyer Subsidiaries.

Section 4.4 Investigation by the Buyer; the Seller’s Liability. The Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company and the Company Subsidiaries, which investigation, review and analysis was done by the Buyer and its affiliates and, to the extent the Buyer deemed appropriate, by the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, “Representatives”) of Buyer. The Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Seller or the Seller’s Representatives (except the specific representations and warranties of the Seller set forth in Article III of this Agreement), and the Buyer:

(a) acknowledges that none of the Seller, the Company, the Company Subsidiaries or any of their respective directors, officers, shareholders, employees, affiliates, controlling Persons, agents, advisors or Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including in materials furnished in the Seller’s data room, in presentations by the Seller’s management, on site visits or otherwise) provided or made available to the Buyer or its directors, officers, employees, affiliates, controlling Persons, agents or Representatives, and

(b) agrees, to the fullest extent permitted by law, that none of the Seller, the Company, the Company Subsidiaries or any of their respective directors, officers, employees, shareholders, affiliates, controlling Persons, agents, advisors or Representatives shall have any liability or responsibility whatsoever to the Buyer or its directors, officers, employees, affiliates, controlling Persons, agents or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (including in materials furnished in the Seller’s data room, in presentations by the Seller’s management, on site visits or otherwise) to the Buyer or its directors, officers, employees, affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Seller set forth in this Agreement, except that the foregoing limitations shall not apply to the Seller insofar as the Seller makes the specific representations and warranties set forth in Article III of this Agreement, but always subject to the limitations and restrictions contained in Article IX.

Section 4.5 Acquisition of Membership Interests for Investment; Ability to Evaluate and Bear Risk. (a) The Buyer is acquiring the Membership Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Membership Interests. The Buyer acknowledges that the Membership Interests have not been registered under the Securities Act and agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and any applicable state securities laws.

(b) The Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Membership Interests.

Section 4.6 Financing. The Buyer has or will have available, prior to the Closing, sufficient cash in immediately available funds to pay the Purchase Price pursuant to Article I hereof and to consummate the transactions contemplated hereby.

Section 4.7 Brokers or Finders. The Buyer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.8 Hundley Lease. To the knowledge of the Buyer, there are, and have been, no events or circumstances that would, would have or did result in the Company being liable for any costs or damages pursuant to paragraph 24 of that certain lease agreement, effective January 1, 1999, by and between Robert Hundley and Jennye Hundley, as landlord, and the Company’s predecessor in interest, as tenant (the “Hundley Lease”). For purposes of this Section 4.8, the knowledge of the Buyer shall include the knowledge of Bussell and the knowledge of Mueller.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 5.1 Covenants of the Seller. As used in this Section 5.1, the terms “Company”, “Company Subsidiary” and “Company Subsidiaries”, and any reference to their assets, shall not be read or deemed to include the Excluded Assets. After the date hereof and prior to the Closing or earlier termination of this Agreement, the Seller agrees that, except as set forth in Section 5.1 of the Seller Disclosure Schedule and except as expressly contemplated in or permitted by (i) this Agreement, (ii) the business plan for the Company and each Company Subsidiary in the form delivered to the Buyer by the Seller on the date hereof (as the same may be amended from time to time, but only to the extent that any such amendments do not result, or are not reasonably likely to result, in a Company Material Adverse Effect, the “Business Plan”), or (iii) to the extent the Buyer shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical, and which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the business of the Company and each Company Subsidiary shall be conducted in the ordinary and usual course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, the Company and each Company Subsidiary shall use its respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, regulators, lessors, employees and business associates;

(b) the Company shall not (i) amend its certificate of formation, operating agreement or other operating documents; (ii) issue any new membership interests of the Company; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any Membership Interests of the Company; or (iv) repurchase, redeem or otherwise acquire any membership interests of the Company or any securities convertible into or exchangeable or exercisable for any membership interests of the Company;

(c) neither the Company nor any Company Subsidiary shall (i) issue, sell, pledge, dispose of or encumber any equity interests of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity interests of the Company or any Company Subsidiary; (ii) other than in the ordinary and usual course of business, except for intercompany indebtedness, long-term indebtedness incurred in connection with the refinancing of existing indebtedness either at its maturity or at a lower cost of funds, or obtaining additional tax exempt financing, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including equity interests of any Company Subsidiary) or incur or modify any material indebtedness or other liability; or (iii) other than in the ordinary and usual course of business, make any commitments for, make or authorize any capital expenditures (other than (A) those contemplated by the Business Plan, (B) capital expenditures not in excess of $500,000 aggregate incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (to the extent not covered by insurance), (C) as required by law or by any consent agreement with a Governmental Authority by which the Company or any Company Subsidiary, or its or their assets, is bound, or (D) in amounts less than $500,000 in the aggregate in any calendar year); or (iv) other than the ordinary and usual course of business, make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of $500,000 in the aggregate in any calendar year;

(d) neither the Company nor any Company Subsidiary shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based or membership-based compensation or other benefits under, amend or otherwise modify any Company Plan or increase the salary, wage, bonus or other compensation of any directors, officers or employees except (i) for grants or awards to directors, officers and employees under existing Company Plans in such amounts and on such terms as are consistent with past practice, (ii) in the normal and usual course of business (which shall include normal periodic performance reviews and related plans and the provision of individual Company Plans consistent with past practice for newly hired or appointed officers and employees), or (iii) for actions necessary to satisfy existing contractual obligations under Company Plans existing as of the date hereof; provided, however, that the Seller shall have satisfied its obligations with respect to the Company Plans under this provision if DQE maintains the Company Plans in such a manner as to comply with this provision;

(e) the Seller, on behalf of the Company and each Company Subsidiary, shall maintain insurance in such amounts and against such risks and losses as are consistent with the insurance heretofore maintained by the Seller or DQE on behalf of the Company and each Company Subsidiary; provided, however, that the Seller shall have satisfied its obligations under this provision if DQE maintains such insurance on behalf of the Seller;

(f) the Seller shall promptly provide the Buyer with copies of all filings made by the Seller, the Company or any Company Subsidiary with, and inform the Buyer of any communications received from, any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby; and

(g) the Seller shall, and shall cause the Company and each Company Subsidiary to, use all commercially reasonable efforts to promptly obtain all of the Seller Required Consents and the Seller Required Statutory Approvals. The Seller shall promptly notify the Buyer of any failure or prospective failure to obtain any such consents or approvals and, if requested by the Buyer, shall provide copies of all of the Seller Required Consents and the Seller Required Statutory Approvals obtained by the Seller, the Company and each Company Subsidiary to the Buyer.

Section 5.2 Covenants of the Buyer. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, the Buyer agrees, as to itself and to each of the Buyer Subsidiaries, as follows except as expressly contemplated or permitted in this Agreement or to the extent the Seller shall otherwise consent in writing, which decision regarding consent shall be made as soon as reasonably practical, and which consent shall not be unreasonably withheld, conditioned or delayed:

(a) the Buyer shall promptly provide the Seller with copies of all filings made by the Buyer or any of the Buyer Subsidiaries with, and inform the Seller of any communications received from, any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby;

(b) the Buyer shall, and shall cause the Buyer Subsidiaries to, use all commercially reasonable efforts to promptly obtain all of the Buyer Required Consents and the

Buyer Required Statutory Approvals. The Buyer shall promptly notify the Seller of any failure or prospective failure to obtain any such consents or approvals and, if requested by the Seller, shall provide copies of all of the Buyer Required Consents and the Buyer Required Statutory Approvals obtained by the Buyer to the Seller; and

(c) the Buyer shall not, and the Buyer shall not permit any of the Buyer Subsidiaries to, willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date or to unduly delay the Closing.

Section 5.3 Covenants of Bussell and Mueller. The parties recognize that prior to the Closing, Bussell and Mueller are employees of the Seller who manage the business and operations of the Company. Prior to the Closing, Bussell and Mueller shall, and shall cause the Company to:

(a) issue invoices in the ordinary course and consistent with past practice for all completed work and work in progress performed by the Company, use all commercially reasonable measures in the ordinary course and consistent with past practice to collect all accounts receivable due and payable to the Company, and promptly deliver, or place in the U.S. mail postage prepaid and addressed, to the designated lockbox or to the Seller all checks and monies received in respect of accounts receivable of the Company within one business day of receipt of the same;

(b) not to take or authorize any action that would impair or delay the Company’s ability to issue invoices or collect accounts receivable; and

(c) deliver to AquaSource Utility, Inc. and AquaSource Development Company, as the case may be, copies of drawings, including electronic drawings and blueprints (as appropriate), and associated material in their or the Company’s possession in respect of all projects performed or to be performed by the Company for AquaSource Utility, Inc. or AquaSource Development Company.

The parties agree that the failure of Bussell and/or Mueller to comply with the immediately preceding sentence shall be attributable to the Buyer and that should any such failure occur, the Buyer shall be deemed to be in breach of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access to Company Information. Upon reasonable notice, the Seller shall, and shall cause the Company and each Company Subsidiary to, afford to the Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Company’s and the Company Subsidiaries’ properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, the Seller shall, and shall cause the Company and each Company Subsidiary to, furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document filed or received by the Company or any Company

Subsidiary pursuant to the requirements of federal or state securities laws or filed with or sent to any federal or state regulatory agency or commission and (ii) access to all information concerning the Company or any Company Subsidiary and its or their respective directors and officers and such other matters as may be reasonably requested by the Buyer or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the transactions contemplated by this Agreement; provided, however, that (i) any such access shall be granted only in such a manner as not to interfere unreasonably with the Seller’s business operations in respect of the Company and the Company Subsidiaries or otherwise, (ii) upon being granted such access, the Buyer shall not interfere with the Seller’s business operations in respect of the Company and the Company Subsidiaries or otherwise, (iii) in granting any such access the Seller, the Company and the Company Subsidiaries shall not be required to take any action that would constitute a waiver of any legal privilege, including the attorney-client privilege, the work product privilege and the self critical investigation privilege, (iv) in granting any such access, the Seller, the Company and the Company Subsidiaries shall not be required to provide the Buyer with access to any information which the Seller, the Company or any Company Subsidiary is under a legal or contractual obligation to withhold from disclosure, and (v) in granting such access, the Seller, the Company and the Company Subsidiaries shall not be required to provide the Buyer with access to any information that relates exclusively to the Excluded Assets, provided that, in all cases, the Seller shall be entitled to redact information relating to the Excluded Assets from any information to which the Buyer is granted access. The Buyer shall, and shall cause its Subsidiaries and Representatives to, hold in strict confidence all documents and information concerning the Seller, the Company or any Company Subsidiary furnished or made available to it in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement entered into by and between DQE, Inc., on the one hand, and Tommy C. Bussell and Todd Mueller, on the other hand, and by which the Buyer is bound as an affiliate of Messrs. Bussell and Mueller (the “Confidentiality Agreement”).

Section 6.2 Regulatory Matters. The Seller and the Buyer shall cooperate and use all commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Seller Required Statutory Approvals and the Buyer Required Statutory Approvals.

Section 6.3 Consents. The Seller and the Buyer agree to use all commercially reasonable efforts to obtain the Seller Required Consents and the Buyer Required Consents, respectively, and to cooperate with each other in connection with the foregoing.

Section 6.4 Reserved.

Section 6.5 Public Announcements. Except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, the Seller and the Buyer shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby.

Section 6.6 Workforce Matters. The Buyer may, but is not obligated to, offer employment effective as of the Closing to those employees of the Seller identified in Section 6.6 of the Seller Disclosure Schedule (such individuals, the “Affected Employees”). While the Seller and the Buyer do not anticipate that there will be a sufficient number of Affected Employees who will not be hired by the Buyer for there to be a “mass layoff’ or “plant closing” under the Worker Adjustment and Retraining Notification Act (the “WARN Act“), the Buyer agrees to make appropriate offers to sufficient numbers of Affected Employees such that termination of employment by the Seller of Affected Employees not offered employment with the Buyer will not result in a “mass layoff” or “plant closing” under the WARN Act, except that the Buyer shall not be responsible for any actions of the Seller prior to the date of this Agreement in terminating or laying off its employees who are not Affected Employees. In connection with the hiring process for Affected Employees, the Buyer shall comply with applicable laws pertaining to labor and employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Rehabilitation Act and comparable state and local laws. If any Affected Employee is not hired by the Buyer as of the Closing or if the Buyer or any Affected Employee terminates such Affected Employee’s employment as of or after the Closing, then the Buyer shall be responsible for any and all severance costs for all such Affected Employees, including payments owing under those agreements, plans or arrangements listed in Section 3.9(a) of the Seller Disclosure Schedule. As between the Seller and the Buyer, neither the Seller nor DQE shall be obligated to provide any severance or separation pay benefits to any Affected Employee on account of any termination of such Affected Employee’s employment on or after the Closing Date. The Buyer shall be responsible for providing any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) in respect of Business Employees who experience a qualifying event (within the meaning of COBRA) after the Closing Date. To the extent required by law, the Seller shall be responsible for providing any continuation coverage required by COBRA in respect of Business Employees who experience a qualifying event (within the meaning of COBRA) prior to the Closing Date or on the Closing Date as a result of the transactions contemplated by this Agreement (provided that the Seller shall be deemed to be in compliance with this sentence if DQE so complies with this sentence on the Seller’s behalf). The Buyer shall be responsible and assume all liability for all notices or payments due to any Affected Employees who become entitled to receive notice as required under the WARN Act or any comparable state or local law and regulations promulgated thereunder on account of the aggregation of “employment losses” in accordance with the WARN Act or any comparable state or local law, and all notices, payments, fines or assessments due to any Governmental Authority, pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by the Company or any of its affiliates after the Closing Date, including the WARN Act, and any comparable state or local law. To the extent possible, the Buyer and the Seller agree to treat the Buyer as a “successor employer” and the Seller or one or more of its affiliates as a “predecessor employer” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Affected Employees, for purposes of Taxes imposed under the United States Federal Unemployment Tax or the United States Federal Insurance Contributions Act. The Buyer expressly agrees that (i) from the date hereof until the first anniversary of the Closing Date, it will not directly or indirectly solicit for employment or employ any person who is employed by the Seller on the date hereof or on the Closing Date and who is not an Affected Employee, and (ii) from the Closing Date until the first anniversary of the Closing Date, it will cause the Company and the Company Subsidiaries not to directly or indirectly solicit for employment or employ any person who is employed by the Seller on the date hereof or on the Closing Date and who is not an Affected Employee.

Section 6.7 Employee Company Plans. Continued Employment; Service Credit. Except as otherwise provided herein, the Buyer shall not assume any Company Plan, nor shall there be any transfer of assets or liabilities of any Company Plan to any plan, program or arrangement maintained by the Buyer or any of its affiliates. If any Affected Employee becomes a participant in any employee benefit plan, practice or policy of the Buyer or any of its affiliates, such Affected Employee shall be given credit under such plan for all service prior to the Closing Date with the Company, any of its affiliates, any ERISA Affiliate or any predecessor employer to the extent such credit was given by the Company, any of its affiliates, any ERISA Affiliate or any predecessor employer under a Company Plan, and all service with the Buyer or any of its affiliates on and after the Closing Date but prior to the time such employee becomes such a participant, for purposes of determining eligibility, vesting, benefit accrual and for all other purposes for which such service is either taken into account or recognized; provided, however, such service need not be credited to the extent it would result in a duplication of benefits, including for purposes of benefit accrual under defined benefit plans. The Buyer shall, and shall cause its affiliates to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plan in which the Affected Employee participates on or after the Closing Date, except to the extent of limitations or waiting periods that are already in effect with respect to the Affected Employee as of the Closing Date and that have not been satisfied as of the Closing Date and (ii) credit each Affected Employee for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs under any welfare plan in which the Affected Employee participates on or after the Closing Date. As of the Closing, the Company and its affiliates shall cease to provide coverage and benefits for Affected Employees and their dependents and beneficiaries under any benefit plan maintained by the Seller or DQE or any of their respective affiliates, except as required by applicable law.

(b) Continuation of Agreements. The Buyer shall, and shall cause the Company and each Company Subsidiary to, assume and honor, without modification, all contracts, agreements and commitments of the Seller, the Company or any Company Subsidiary in effect as of the date hereof that apply to any Affected Employee or consultant of the Company or any Company Subsidiary, including specifically those retention agreements and employment agreements identified on Section 3.9(a) of the Seller Disclosure Schedule; provided, however, that, except to the extent otherwise provided in this Section 6.7, this undertaking is not intended to prevent the Company or any Company Subsidiary from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, or commitment, or portion thereof.

(c) Vacation. The parties agree that (i) no later than thirty (30) days following the Closing, the Seller shall pay each Affected Employee for all unused vacation allotted to such Affected Employee for calendar year 2002 that such Affected Employee carried over to calendar year 2003 under the Seller’s vacation policy, (ii) no later than thirty (30) days following the Closing, the Seller shall pay each Affected Employee for any unused pre-Closing pro rata portion of vacation hours allotted to such Affected Employee for calendar year 2003, and (iii) after the Closing, the Buyer shall, or shall cause the Company to, provide each Affected Employee with the post-Closing pro rata portion of vacation hours allotted to such Affected Employee for calendar year 2003. The parties recognize and agree that on January 1, 2003 all Affected Employees were allotted a number of hours of vacation for calendar year 2003 pursuant to the Seller’s vacation policy and that the parties shall, with respect to each Affected Employee (x) calculate the pre-Closing pro rata portion of vacation hours by multiplying the total number of hours of vacation for calendar year 2003 allotted to such Affected Employee (whether or not then used) by the number of days in calendar year 2003 preceding the Closing and then dividing the result by 365, and (y) calculate the post-Closing pro rata portion of vacation hours by subtracting the pre-Closing pro rata portion of vacation hours in respect of such Affected Employee from the total number of hours of vacation for calendar year 2003 allotted to such Affected Employee.

Section 6.8 Tax Treatment; Allocation of Consideration. (a) For purposes of all Tax Returns and other applicable filings, the Buyer and the Seller will each report the transactions contemplated hereby as a purchase and sale, respectively, of the Membership Interests.

(b) Within ninety (90) calendar days after the Closing Date, the Buyer shall deliver to the Seller a schedule (the “Allocation Schedule”) allocating the sum of the Purchase Price and all of the liabilities of the Company and the Company Subsidiaries among the assets of the Company and the Company Subsidiaries, in compliance with Section 1060 of the Code and the regulations promulgated thereunder. Within ninety (90) calendar days after the determination of the adjustments pursuant to Section 1.3(b) of this Agreement, the Buyer shall deliver to the Seller a schedule (the “Adjustment Schedule”) revising the Allocation Schedule to take into account any such adjustments pursuant to Article I of this Agreement.

(c) The Seller may revise any allocation set forth on the Adjustment Schedule; provided, however, that the Seller shall notify the Buyer in writing (the “Allocation Revision Notice”) of each revised item within thirty (30) calendar days of the Seller’s receipt of the Adjustment Schedule. The Seller shall submit only one Allocation Revision Notice containing all revised items. The Buyer may dispute any revision set forth in the Allocation Revision Notice; provided, however, that the Buyer shall notify the Seller in writing (the “Allocation Dispute Notice”) of each disputed item, specifying the allocation in dispute and setting forth, in reasonable detail, the basis for such dispute within thirty (30) calendar days of the Buyer’s receipt of the Adjustment Schedule. The Buyer shall submit only one Allocation Dispute Notice containing all disputed allocations. In the event of such a dispute, the Seller and the Buyer shall attempt to reconcile their differences and any resolution by them as to any disputed allocations shall be final, binding and conclusive. If the Seller and the Buyer are unable to reach a resolution with such effect within thirty (30) calendar days of the receipt by the Seller of the

Allocation Dispute Notice, the Seller and the Buyer shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm, mutually acceptable to both the Seller and the Buyer, which shall, within thirty (30) calendar days after submission, determine and report to the Parties upon such remaining disputed allocations, and such report shall be final, binding and conclusive on the Parties hereto. All costs and expenses of the nationally recognized accounting firm relating to the disputed allocations shall be borne equally by the Seller and the Buyer.

(d) Upon agreement of the Parties with respect to the Adjustment Schedule, or the completion of a report prepared by a nationally recognized accounting firm pursuant to Section 6.8(c) of this Agreement with respect to the Adjustment Schedule, a schedule (the “Final Allocation Schedule”) setting forth the allocation among the assets of the Company and the Company Subsidiaries as specified in Section 6.8(b) and modified pursuant to Section 6.8(c) shall be prepared by the Parties. Each of the Buyer and the Seller shall (i) timely file with each relevant Tax authority all forms and Tax Returns required to be filed in connection with the allocation set forth in the Final Allocation Schedule (including Internal Revenue Service Form 8594), (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause their respective affiliates to prepare and file, their Tax Returns on a basis consistent with such allocation, and (iv) not take any position, or cause their respective affiliates to take any position, inconsistent with such allocation on any Tax Return, in any audit or proceeding before any Tax authority or in any report made for Tax purposes; provided, however, that, notwithstanding anything in this Section 6.8 to the contrary, the Parties shall be permitted to take a position inconsistent with that set forth in this Section 6.8 if required to do so by a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction. In the event that any of such allocations are disputed by any Tax authority, the Buyer or the Seller, as the case may be, receiving notice of the dispute shall promptly notify the Buyer or the Seller, as the case may be, not receiving notice of the dispute.

Section 6.9 Tax Indemnity and Tax Returns. (f) The Seller shall be liable for, shall pay to the appropriate Tax authorities (or shall pay to the Company as a reimbursement of Taxes paid to the appropriate Tax authorities for a Straddle Period (as defined below) Tax Return), and shall hold the Buyer and the Company harmless against, all Taxes of the Company that relate to (i) the taxable periods ending before or on the Closing Date (other than Taxes attributable to transactions not in the ordinary course of business occurring after the Closing which are effectuated or initiated by the Buyer), (ii) any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), but only to the extent that such Taxes relate to the portion of such Straddle Period up to and including the Closing Date, and (iii) any liability for Taxes of the consolidated group of which the Seller or DQE is the common parent arising under Treasury Regulations section 1.1502-6 (or similar provision of state, local or foreign law). The Seller shall be entitled to all Tax refunds (including interest) attributable to the taxable periods for which it is liable.

(b) The Buyer shall be liable for, shall pay to the appropriate Tax authorities, and shall hold the Seller harmless against all Taxes of the Company that relate to (i) the taxable periods that begin after the Closing Date (including, for this purpose, any Taxes attributable to transactions not in the ordinary course of business occurring after the Closing which are effectuated or initiated by the Buyer) and (ii) the portion of any Straddle Period commencing with the first day after the Closing Date. The Buyer shall be entitled to any Tax refund (including interest) attributable to the taxable periods for which it is so liable.

(c) The obligations of the parties to indemnify each other pursuant to this Section 6.9 shall continue until the statutory period of limitations (taking into account any extensions or waivers thereof) for the assessment of Taxes, covered by this Section 6.9, has expired. Any payment due to an indemnified party pursuant to this Section 6.9 shall be paid promptly by the indemnifying party upon receipt of written notice.

(d) Neither party shall take any action the purpose and intent of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

(e) After the Closing, each of the Seller and the Buyer shall notify the chief tax officer of the other party in writing (including by telecopier) within 10 days of the receipt of any written notice of any pending or threatened Audit (as defined below) which, if determined adversely, could be grounds for indemnification under this Section 6.9 (a “Tax Claim”); provided, however, that any failure to give such notice shall not affect the rights of the parties hereunder unless and to the extent such failure materially and adversely affects the indemnifying party’s right to participate in and defend such Tax Claim. The Seller shall have the right at its expense to participate in and control the conduct of any Tax Claim of or attributable to the Company relating to taxable periods ending on or before the Closing Date and to employ counsel of its own choice at its expense; provided, however, that the Seller shall not settle any such Tax Claim or make or agree to any adjustment in any manner without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; and provided, further, that the Buyer shall have the right to participate in (but not to control) such Tax Claim. If the Seller fails to participate in any Tax Claim of the Company relating to taxable periods ending on or before the Closing Date for which notice was provided pursuant to this Section 6.9(e), the Buyer may defend and settle such Tax Claim in such manner as it may deem appropriate in its sole discretion. Except as set forth above in the first sentence of this Section 6.9(e), the Buyer shall control the conduct of any Tax Claim of the Company relating to any taxable period ending after the Closing Date and may defend and settle such Tax Claim in such manner as it may deem appropriate in its sole discretion. The term “Audit” means any audit, assessment of Taxes, reassessment of Taxes, or other examination by any Governmental Authority or any judicial or administrative proceedings or appeal of such proceedings.

(f) All indemnity payments made by the Seller to the Buyer, or by the Buyer to the Seller, pursuant to this Agreement shall, to the maximum extent permitted under the Code (or other applicable Tax law), be treated for all Tax purposes as adjustments to the consideration paid with respect to the Membership Interests.

(g) The Seller shall prepare and file, or cause to be prepared and filed, when due all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for taxable years or periods ending on or before the Closing Date. The Buyer shall prepare and file, or cause to be prepared and filed, when due all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary for taxable years or periods ending after the Closing Date. Any Tax Return required to be filed by the Buyer relating to any Straddle Period shall be prepared based on past practice and submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller’s approval not less than 30 days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld. The Seller and the Buyer shall make available all books and records and cooperate with each other as reasonably necessary for the preparation and filing of any Tax Returns relating to the Company or any Company Subsidiary.

Section 6.10 Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Buyer shall pay (a) all transfer (including real property transfer and documentary transfer) Taxes and fees imposed with respect to the transactions contemplated hereby and (b) all sales, use, gains (including state and local transfer gains), excise and other transfer or similar Taxes imposed with respect to the transactions contemplated hereby. The Seller shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Seller at the Closing any certificates or other documents as the requesting party may reasonably request in order to perfect any exemption from any such transfer, documentary, sales, use, gains, excise or other Taxes, or to otherwise comply with any applicable reporting requirements with respect to any such Taxes.

Section 6.11 Financial Information. After the Closing, upon reasonable written notice, the Buyer and the Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other Representatives, during normal business hours, such information (including records pertinent to the Company) as is reasonably necessary for financial reporting and accounting matters.

(b) The Buyer shall retain all of the books and records of the Company and the Company Subsidiaries for a period of ten years after the Closing Date or such longer time as may be required by law. After the end of such period, before disposing of such books or records, the Buyer shall give notice to such effect to the Seller and give the Seller an opportunity to remove and retain all or any part of such books or records as the Seller may select.

Section 6.12 Transition Services. In order to facilitate an orderly transition of the property, assets and business of the Company and the Company Subsidiaries to the Buyer, the Seller shall, for up to forty-five (45) days following the Closing, permit the Company to continue to have access to and use of the Seller’s computer server, provided, however, that such access and use shall be limited to the sole purpose of providing the Company with access to and use of (i) the Seller’s Lotus Notes e-mail system and internet access, in each case as used by the Company on the date hereof, and (ii) files located on the Seller’s server that are used exclusively by the Company or that relate exclusively to the business of the Company. The parties recognize and agree that following the Closing neither the Buyer, nor the Company, nor any of their Subsidiaries shall be entitled to any other access or use of the Seller’s computer server, computer programs or other information technology systems. In addition, the parties agree that at the Closing, the Seller shall cause AquaSource Utility, Inc. to enter into a sublease with the Company for a portion of the premises leased by the AquaSource Utility, Inc. at 11100

Brittmoore Park Drive, Houston, Texas, in the form attached hereto as Exhibit 6.12 (the “Brittmoore Sublease”). The parties further agree that following the Closing and during the term of the Brittmoore Sublease, the Seller will, or will cause AquaSource Utility, Inc. to, make available to the Company local and long distance phone service at the property leased by the Company under the Brittmoore Sublease, and in consideration therefor, the Company shall pay to the Seller: (i) five percent (5%) of the actual cost of local phone service incurred by the Seller or AquaSource Utility, Inc., as the case may be, at the Brittmoore building, and (ii) one hundred percent (100%) of the actual cost of long distance phone service incurred by the Seller or AquaSource Utility, Inc., as the case may be, at the Brittmoore building that is attributable to the Company (provided, that the Company is responsible for calculating such actual cost from applicable phone bills, subject to verification by the Seller) plus an additional ten percent (10%) system administration fee.

Section 6.13 Update of Seller Disclosure Schedule. The Seller may from time to time prior to or on the Closing Date by notice in accordance with this Agreement supplement or amend the Seller Disclosure Schedule, including one or more supplements or amendments to correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained herein. If such a supplement to or amendment of any section of the Seller Disclosure Schedule results in a Company Material Adverse Effect, then the Buyer shall have the right to terminate this Agreement pursuant to Section 8.1(f), but such right of termination shall be the Buyer’s sole remedy relating to matters set forth in amendments or supplements to any section of the Seller Disclosure Schedule. Notwithstanding any other provision hereof to the contrary, the Seller Disclosure Schedule and the representations and warranties made by the Seller shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times thereafter, including the Closing Date.

Section 6.14 AquaSource Name. The Seller agrees that on the Closing Date, and continuing until the sixth month anniversary of Closing Date, it shall grant to Buyer the non-exclusive, fully-paid license to use the name “AquaSource” or any derivations thereof that may have been used by the Company or any Company Subsidiary on the date hereof anywhere in the United States of America. In addition, the Seller agrees that on the Closing, as a result of the consummation of the transactions contemplated hereby, the Buyer shall have any and all rights that the Seller may have in and to the name “AquaUtility Construction” and any derivations thereof.

Section 6.15 Integrated Assets. Prior to the Closing Date, (i) all of the Seller’s and any Subsidiary of the Seller’s right, title and interest in and to those assets set forth on Exhibit 6.15 (the “Integrated Assets”) shall have been assigned and transferred, and each of such Integrated Assets shall have been delivered, to Construction, LP, and (ii) Construction, LP, shall have assumed all of the liabilities and obligations of the Seller and any Subsidiary of the Seller in respect of the Integrated Assets; provided, however, that if any such assignment, transfer, delivery or assumption requires the approval or consent of any third party which shall not have been obtained prior to the Closing Date, the parties shall use commercially reasonable efforts, at the Seller’s expense, to secure such consent or otherwise effect such assignment, transfer and delivery, and related assumption of liabilities and obligations, following the Closing.

Section 6.16 Excluded Assets. Prior to the Closing Date, the Seller shall cause any and all of Construction I’s, Construction II’s, Construction, LP’s and the Company Subsidiaries’ right, title and interest in and to all of those assets set forth on Exhibit 6.16 (the “Excluded Assets”) to be assigned and transferred, and all such Excluded Assets to be delivered, by Construction I, Construction II, Construction, LP, and the Company Subsidiaries, as applicable, to the Seller or such third party as the Seller may designate, and all of the obligations and liabilities of Construction I, Construction II, Construction, LP or any Company Subsidiary in respect of any such Excluded Assets to be assumed by the Seller or such third party, as the case may be; provided, however, that if any such assignment, transfer, delivery or assumption shall not have occurred prior to the Closing Date, the parties shall use commercially reasonable efforts, at the Seller’s expense, to effect such assignment, transfer and delivery, and related assumption of liabilities and obligations, following the Closing.

Section 6.17 Further Assurances. Each party will, and will cause its Subsidiaries to, execute such further documents or instruments and take such further actions as may reasonably be requested by any other party in order to consummate the transaction contemplated hereby in accordance with the terms hereof or otherwise perform those obligations required hereunder, including, without limitation, executing and delivering any deeds or other instruments necessary to transfer any real property included among the Excluded Assets to the Seller or its designee.

Section 6.18 Sole-Source. Prior to June 30, 2003, the Seller shall cause its subsidiaries, AquaSource Development Company and AquaSource Utility, Inc., as the case may be, to sole-source to the Company, and authorize the commencement of work in respect of, those projects identified on Exhibit 6.18 attached to this Agreement, provided, however, that the Seller’s obligation to do so is conditioned upon the Company continuing to (i) treat AquaSource Development Company and AquaSource Utility, Inc. as “preferred customers” in terms of establishing scheduling priorities and assigning resources to said projects and (ii) meet AquaSource Development Company’s and AquaSource Utility, Inc.’s reasonable expectations in terms of the quality of work and cost competitiveness in respect of said projects, which shall include commencing and completing work on agreed upon timetables, performing work in a good and workmanlike manner, of good quality, free from defects in design, material and workmanship and fit for its intended use, providing professional services in accordance with generally accepted standards and practices then prevailing in the industry, and charging costs and fees for work and services at levels consistent with historical pricing of projects of similar type and size constructed by the Company for the Seller, AquaSource Development Company, and AquaSource Utility, Inc.; and provided, further, the Seller shall not be required to cause AquaSource Development Company or AquaSource Utility, Inc. to sole-source or authorize commencement of work in respect of any project identified on Exhibit 6.18 that (x) is a compliance project and such project is no longer required by law or the applicable compliance agreement, or (y) is a project that has been terminated or cancelled by the ultimate developer of the project (should an event described in clause (x) or (y) occur, the Seller shall give the Buyer prompt notice of the same). Should the Closing not occur for any reason, the Seller’s obligations contained in this Section 6.18 shall be null and void and of no further force or effect. The parties recognize that following the Closing, the Buyer may bifurcate the Company into two distinct companies. In such an instance, the Seller agrees that the Buyer may assign its rights and obligations set forth in this Section 6.18 with respect to a particular project identified on Exhibit 6.18 to either of such companies so long as either Bussell or Mueller is the principal or principal shareholder of such company and such company then holds those assets of the Company that, as of the date hereof, would be used to perform the work and service required by such project.

Section 6.19 Work in Progress. Certain projects performed by the Company for AquaSource Development Company and AquaSource Utility, Inc. will be in progress as of the Closing Date. The amount remaining to be billed by the Company for a particular project after the Closing will be the total contract price for such project less what has already been billed to the customer under such contract prior to the Closing less the value of the work performed prior to the Closing, as determined using the percentage of completion of accounting method, as described in Exhibit 1.3.

Section 6.20 Post-Closing Earn-Out. On and following the Closing, the Buyer shall pay, or shall cause the Company to pay, to the Seller, on a monthly basis, an amount of dollars equal to ten percent (10%) of all revenue of the Company collected after the Closing Date attributable to all projects authorized by AquaSource Development Company or AquaSource Utility, Inc., determined in accordance with generally accepted accounting principles, during (i) calendar year 2002, and (ii) calendar year 2003, whether or not such authorization occurred before or after the Closing and whether or not revenue in respect of any such project is received by the Company during or after calendar year 2003 (any such payment, an “Earn-Out Payment”). Beginning on the tenth business day following the last day of the calendar month during which the Closing occurs, and continuing on the tenth business day of each calendar month thereafter, the Buyer shall pay to the Seller all Earn-Out Payments attributable to the preceding calendar month (in each case, as long as the revenues on which such Earn-Out Payment is being calculated were received in the preceding calendar month), together with a report detailing the calculation of such Earn-Out Payments. Upon receipt of the same, should the Seller object to the calculation of any Earn-Out Payment, it shall so notify the Buyer in writing within ten business days of receiving the report detailing the calculation of the Earn-Out Payment in question. In the event of any such objection, the Buyer and the Seller shall attempt to resolve their differences by negotiation. If they are unable to do so within thirty (30) calendar days following Buyer’s receipt of the Seller’s objection, the Seller and the Buyer shall appoint a nationally recognized accounting firm mutually acceptable to each of the Seller and the Buyer, which shall, at the Seller’s and the Buyer’s joint expense, review the report detailing the calculation of the Earn-Out Payment in question and determine the correct amount of such Earn-Out Payment within thirty (30) calendar days of such appointment. The Seller and the Buyer agree to cooperate, and the Buyer shall cause the Company to cooperate, with such accounting firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such accounting firm shall be binding on the Buyer, the Seller and the Company. Should the Closing not occur for any reason, the Buyer’s, and the Company’s, obligations contained in this Section 6.19 shall be null and void and of no further force or effect.

ARTICLE II

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 10.3 by the joint action of the parties hereto:

(a) No Injunction. No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the transactions contemplated hereby shall have been issued and be continuing in effect, and the transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

(b) Statutory Approvals. The Seller Required Statutory Approvals and the Buyer Required Statutory Approvals shall have been obtained at or prior to the Closing Date, such approvals shall have become Final Orders (as defined below) and such Final Orders shall not, individually or in the aggregate, impose terms or conditions (other than the preclusion of recovery of an acquisition premium) which would have a material adverse effect on the business, operations, properties, assets, financial condition, or results of operations of the Company and the Buyer and their respective Subsidiaries taken as a whole. A “Final Order” means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

Section 7.2 Conditions to Obligation of the Buyer to Effect the Closing. The obligation of the Buyer to effect the Closing shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Buyer in writing pursuant to Section 10.3:

(a) Performance of Obligations of the Seller. The Seller (and/or the Company and the Company Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b) Representations and Warranties of the Seller. The representations and warranties of the Seller set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a Company Material Adverse Effect.

(c) Closing Certificates of the Seller. The Buyer shall have received a certificate signed by a duly authorized officer of the Seller, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would result in a Company Material Adverse Effect.

(e) The Seller Required Consents. The Seller Required Consents, the failure of which to obtain would have a Company Material Adverse Effect, shall have been obtained.

(f) Medical Insurance Coverage. The Buyer shall have received reasonable assurances from its insurer that it will have in place, effective as of the Closing Date, medical insurance coverage for the Affected Employees that is comparable to the Affected Employees’ current medical insurance coverage.

Section 7.3 Conditions to Obligation of the Seller to Effect the Closing. The obligation of the Seller to effect the Closing shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Seller in writing pursuant to Section 10.3:

(a) Performance of Obligations of the Buyer. The Buyer (and/or its appropriate Subsidiaries) will have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) which, individually or in the aggregate, would not result in a Buyer Material Adverse Effect.

(c) Closing Certificates. The Seller shall have received a certificate signed by a duly authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would result in a Buyer Material Adverse Effect.

(e) Buyer Required Consents. The Buyer Required Consents, the failure of which to obtain would have a Buyer Material Adverse Effect, shall have been obtained.

ARTICLE VII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Seller and the Buyer;

(b) by the Buyer or the Seller, if any state or federal law, order, rule or regulation is adopted or issued, which has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Closing, or by the Buyer or the Seller, if any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and, in either case, if such order, rule, regulation, judgment or decree shall have become final and nonappealable.

(c) by the Buyer or the Seller, by written notice to the other party, if the Closing Date shall not have occurred on or before the date that is forty-five (45) calendar days from the date hereof (the “Initial Termination Date”); provided, however, that the right to terminate the Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have proximately contributed to the failure of the Closing Date to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Sections 7.1(b), 7.2(e) and/or 7.3(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended to the date that is ninety (90) calendar days from the date hereof;

(d) by the Buyer, by written notice to the Seller, if there shall have been any breach of any representation or warranty, or any breach of any covenant or agreement of the Seller hereunder, which breaches individually or in the aggregate would result in a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by the Seller of notice in writing from the Buyer, specifying the nature of such breach and requesting that it be remedied, or the Buyer shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(e) by the Seller, by written notice to the Buyer, if (i) there shall have been a breach of any of the covenants contained in Section 5.3(c), or (ii) there shall have been any breach of any representation or warranty, or any breach of any other covenant or agreement of the Buyer hereunder, which breaches individually or in the aggregate would result in a Buyer Material Adverse Effect, and, in the case of either (i) or (ii), such breach shall not have been remedied within thirty (30) days after receipt by the Buyer of notice in writing from the Seller, specifying the nature of such breach and requesting that it be remedied, or the Seller shall not have received adequate assurance of a cure of such breach within such thirty (30) day period;

(f) by the Buyer if a supplement to or amendment of any section of the Seller Disclosure Schedule made by the Seller pursuant to Section 6.13 results in a Company Material Adverse Effect; or

(g) by the Seller if the Buyer shall not have satisfied, by April 1, 2003, its condition to close set forth in Section 7.2(f).

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Seller or the Buyer pursuant to Section 8.1 there shall be no liability on the part of either the Seller or the Buyer or their respective officers or directors hereunder, except (a) for fraud or for willful breach of this Agreement prior to such termination or abandonment of the transactions and (b) that Sections 10.2, 10.4, 10.8, 10.9, 10.10, 10.13, and the agreement contained in the last sentence of Section 6.1 shall survive the termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification Obligations. Subject to the limitations set forth in Sections 9.3 and 9.4 hereof, the Seller shall indemnify, defend and hold harmless the Buyer, the Buyer Subsidiaries (including, after the Closing, the Company), and its and their officers, directors, employees, shareholders, affiliates and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses (as defined below) asserted against or suffered by any Buyer Indemnitee (each, a “Buyer Indemnifiable Loss“) and for which a Buyer Indemnitee makes a claim during the Indemnity Period (as defined below) in any way relating to, resulting from or arising out of (i) any breach by the Seller of the representations and warranties contained in Article III hereof, and (ii) the Buyer Indemnified Liabilities (as defined below); provided, however, that the Seller’s indemnity obligation shall at all times exclude any liability or obligation or other Indemnifiable Loss that (x) is based on facts or circumstances of which the Seller was unaware but Bussell or Mueller was aware prior to the Closing and failed to disclose the same to the Seller or (y) is based on facts or circumstances that resulted from any action taken, or failure to act, by Bussell or Mueller.

(b) Subject to the limitations set forth in Sections 9.3 and 9.4 hereof, the Buyer shall, jointly and severally, indemnify, defend and hold harmless the Seller and its Subsidiaries, officers, directors, employees, shareholders, affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnitee (each, a “Seller Indemnifiable Loss“) and for which a Seller Indemnitee makes a claim during the Indemnity Period in any way relating to, resulting from or arising out of (i) any breach by the Buyer of the representations and warranties contained in Article IV hereof, and (ii) the Seller Indemnified Liabilities (as defined below).

Section 9.2 Certain Definitions. As used in this Agreement:

(a) the term “Indemnity Period” shall mean the period of time commencing with the Closing Date and continuing until the second (2nd) anniversary of the Closing Date, provided, however, that (i) with respect to indemnity obligations in respect of Taxes, as set forth in Section 6.9 hereof, the term “Indemnity Period” shall continue until the expiration of the applicable statutory period of limitations, (ii) with respect to indemnity obligations in respect of any litigation that is set forth on Section 3.7 of the Seller Disclosure Schedule, any breach of the representations and warranties set forth in Section 3.11 hereof, and any breach of the representations and warranties set forth in Section 3.9 hereof, the term “Indemnity Period” shall continue until the sixth (6th) anniversary of the Closing Date; and, (iii) with respect to indemnity obligations in respect of COBRA Claims, the term “Indemnity Period” shall continue until the 18-month anniversary of the Closing Date.

(b) the term “Indemnifiable Loss” shall mean any claim, demand, suit, loss, liability, damage, obligation, payment, fine, penalty, cost or expense (including, without limitation, the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith);

(c) the term “Buyer Indemnified Liabilities” shall mean: any Indemnifiable Loss attributable to (i) any litigation that is set forth on Section 3.7 of the Seller Disclosure Schedule, (ii) indemnity obligations of the Seller in respect of Taxes, as set forth in Section 6.9 of this Agreement, (iii) any fraud committed by the Seller or the Company (provided that the foregoing reference to the Company refers to fraud committed prior to the Closing Date), (iv) any costs and damages attributable to the period of time prior to the Closing and for which the Company is responsible pursuant to paragraph 24 of the Hundley Lease (any such costs and damages, the “Hundley Claims”), (v) claims in respect of Excluded Assets, and (vi) claims in respect those matters disclosed on Section 3.9(i) of the Seller Disclosure Schedule; and

(d) the term “Seller Indemnified Liabilities” shall mean: any Indemnifiable Loss attributable to (i) indemnity obligations of the Buyer in respect of Taxes, as set forth in Section 6.9 of this Agreement, (ii) any fraud committed by the Buyer or the Company (provided that the foregoing reference to the Company refers to fraud committed on or after the Closing Date), (iii) any violations of Environmental Laws or claims relating to spills or discharges of Hazardous Substances in respect of the underground fuel storage tanks located on or under the Real Property, and (iv) any claims experienced on or after May 1, 2003 under the Seller’s (or DQE’s) continuation coverage required under COBRA in respect of Affected Employees who continue such continuation coverage because the Buyer has failed to provide such Affected Employees with comparable coverage (any such claims, the “COBRA Claims”).

Section 9.3 Limitations on Indemnification. Notwithstanding any other provision of this Agreement to the contrary, the parties’ obligations pursuant to this Article IX are, and at all times shall be, subject to the limitations set forth in this Section 9.3. The parties shall not be required to indemnify, defend or hold harmless any Buyer Indemnitee or Seller Indemnitee, as the case may be, until the aggregate dollar amount of the Buyer Indemnifiable Losses or Seller Indemnifiable Losses, as the case may be, as determined by taking into account all Indemnifiable Losses (except for Indemnified Losses to which the Indemnity Cap does not apply) asserted against or suffered by the Buyer Indemnitees or the Seller Indemnitees, as the case may be, exceeds the Indemnity Basket (as defined in Section 9.3(b)), following which the indemnifying party shall indemnify, defend and hold harmless the Buyer Indemnitees or the Seller Indemnitees, as the case may be, only to the extent that the aggregate amount of Buyer Indemnifiable Losses or the Seller Indemnifiable Losses, as the case may be, exceeds the Indemnity Basket. In addition, the Seller’s liability for Buyer Indemnifiable Losses and the Buyer’s liability for Seller Indemnifiable Losses, in either case, as contemplated by this Article IX, shall in no event exceed an aggregate amount of dollars equal to the Indemnity Cap (as defined in Section 9.3(b)); provided, however, that (i) in determining whether the Seller’s liability for Buyer Indemnifiable Losses exceeds an aggregate amount of dollars equal to the Indemnity Cap, the parties shall include in such aggregate amount of dollars the amount, if any, of the Seller’s liability for Buyer Indemnifiable Losses in respect of the Hundley Claims, if any, and (ii) in determining whether the Buyer’s liability for Seller Indemnifiable Losses exceeds an aggregate amount of dollars equal to the Indemnity Cap, the parties shall include in such aggregate amount of dollars the amount, if any, of the Buyer’s liability for Seller Indemnifiable Losses in respect of the COBRA Claims, if any.

(b) As used in this Agreement, (i) the term “Indemnity Basket” shall mean One Hundred Thousand Dollars ($100,000), and (ii) the term “Indemnity Cap shall mean One Million, Two Hundred Fifty Thousand Dollars ($1,250,000). Notwithstanding any other provision of this Agreement to the contrary, (i) the Seller’s liability for Buyer Indemnifiable Losses in respect of Taxes, as set forth in Section 6.9 of this Agreement, shall not be limited by, nor taken into account in determining whether Buyer Indemnifiable Losses exceed the Indemnity Cap, shall not be limited by the requirement to make a claim during the Indemnity Period and shall not be limited by any requirement to meet or exceed the Indemnity Basket, and (ii) the Seller’s liability for Buyer Indemnifiable Losses in respect of Hundley Claims shall not be limited by the Indemnity Cap and shall not be limited by any requirement to meet or exceed the Indemnity Basket. In addition, notwithstanding any other provision of this Agreement to the contrary, (i) the Buyer’s liability for Seller Indemnifiable Losses in respect of Taxes, as set forth in Section 6.9 of this Agreement, shall not be limited by, nor taken into account in determining whether Seller Indemnifiable Losses exceed the Indemnity Cap, shall not be limited by the requirement to make a claim during the Indemnity Period, and shall not be limited by any requirement to meet or exceed the Indemnity Basket, and (ii) the Buyer’s liability for Seller Indemnifiable Losses in respect of COBRA Claims shall not be limited by the Indemnity Cap and shall not be limited by any requirement to meet or exceed the Indemnity Basket.

(c) For the avoidance of doubt, if at any time during the Indemnity Period, the amount of the Seller’s aggregate dollar amount of liability for Buyer Indemnifiable Losses, taking into account all liability for Buyer Indemnifiable Losses incurred by the Seller since the Closing Date (other than those Buyer Indemnifiable Losses that are not limited by the

Indemnity Cap as contemplated by Section 9.3(b)), equals the Indemnity Cap, then the Seller shall have no further obligation whatsoever to indemnify, defend or hold harmless any Buyer Indemnitee in respect of any Buyer Indemnifiable Losses that are subject to the Indemnity Cap; similarly, if at any time during the Indemnity Period, the amount of the Buyer’s aggregate liability for Seller Indemnifiable Losses, taking into account all liability for Seller Indemnifiable Losses incurred by the Buyer since the Closing Date (other than those Seller Indemnifiable Losses that are not limited by the Indemnity Cap as contemplated by Section 9.3(b)), equals the Indemnity Cap, then the Buyer shall have no further obligation whatsoever to indemnify, defend or hold harmless any Seller Indemnitee in respect of any Seller Indemnifiable Losses that are subject to the Indemnity Cap.

(d) Notwithstanding any other provision of this Agreement to the contrary, any Buyer Indemnitee or Seller Indemnitee shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Buyer Indemnitee’s or Seller Indemnitee’s, as the case may be, commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the indemnifying party shall, to the extent that Buyer Indemnifiable Losses or Seller Indemnifiable Losses, as the case may be, exceed the Indemnity Basket, reimburse the Buyer Indemnitee or Seller Indemnitee, as the case may be, for its reasonable expenditures (except for any portion of the wages, salary, benefits, overhead or other costs attributable to Buyer Indemnitee or Seller Indemnitee, as the case may be, and its officers, directors, employees and agents) in undertaking the mitigation and, subject to Section 9.3(b) shall, to such extent, take such expenses into account in calculating the aggregate amount of the Seller’s liability for the Buyer Indemnifiable Losses or the Buyer’s liability for the Seller Indemnifiable Losses, as the case may be. Notwithstanding any other provision of this Agreement to the contrary, any Buyer Indemnifiable Loss or Seller Indemnifiable Loss shall be net of (i) the dollar amount of any insurance or other proceeds actually received by the Buyer Indemnitee or any of its affiliates with respect to the Buyer Indemnifiable Loss or by the Seller or any of its affiliates with respect to the Seller Indemnifiable Loss, and (ii) income tax benefits to the Buyer Indemnitee, to the extent realized by the Buyer Indemnitee, or to the Seller Indemnitee, to the extent recognized by the Seller Indemnitee. Any Person seeking indemnity hereunder shall, to the extent they have the right to do so under an insurance policy, use commercially reasonable efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Buyer Indemnifiable Loss or Seller Indemnifiable Loss, as the case may be.

(e) Notwithstanding any other provision of this Agreement to the contrary, (i) the rights and remedies of the parties under this Article IX are exclusive and in lieu of any and all other rights and remedies which the parties may have under this Agreement for monetary relief with respect to (A) any breach by the parties of their respective representations and warranties and (B) the Indemnified Liabilities, and (ii) no party (nor any Buyer Indemnitee or Seller Indemnitee) shall be entitled to recover from any other party for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorneys’ and other advisor fees suffered by such party (or Buyer Indemnitee or Seller Indemnitee, as the case may be). Each party waives any right to recover incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement.

Section 9.4 Defense of Claims. (i) If any Buyer Indemnitee receives notice of the assertion or commencement of any claim, action or proceeding made or brought by any Person who is neither a party to this Agreement nor an affiliate of a party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from the Seller, the Buyer Indemnitee shall give the Seller reasonably prompt written notice thereof, but in any event such notice shall not be given later than forty-five (45) calendar days after the Buyer Indemnitee’s receipt of written notice of such Third Party Claim. To the extent known, such written notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Buyer Indemnifiable Loss that has been or may be sustained by the Buyer Indemnitee. The Seller will have the right to participate in or, by giving written notice to the Buyer Indemnitee, to elect to assume the defense of any Third Party Claim by the Seller’s own counsel, the cost for which shall be borne by the Seller to the extent that Buyer Indemnifiable Losses exceed the Indemnity Basket and shall, to such extent, be taken into account in calculating the aggregate amount of the Seller’s liability for Buyer Indemnifiable Losses under the Indemnity Cap. The Buyer Indemnitee shall cooperate in good faith in such defense at such Buyer Indemnitee’s own expense. If the Seller elects not to assume the defense of any Third Party Claim, the Buyer Indemnitee may compromise or settle such Third Party Claim over the objection of the Seller, which settlement or compromise shall conclusively establish the Seller’s liability pursuant to this Agreement.

(ii) If any Seller Indemnitee receives notice of the assertion or commencement of a Third Party Claim with respect to which indemnification is to be sought from the Buyer, the Seller Indemnitee shall give the Buyer reasonably prompt written notice thereof, but in any event such notice shall not be given later than forty-five (45) calendar days after the Seller Indemnitee’s receipt of written notice of such Third Party Claim. To the extent known, such written notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Seller Indemnifiable Loss that has been or may be sustained by the Seller Indemnitee. The Buyer will have the right to participate in or, by giving written notice to the Seller Indemnitee, to elect to assume the defense of any Third Party Claim by the Buyer’s own counsel, the cost for which shall be borne by the Buyer to the extent that Seller Indemnifiable Losses exceed the Indemnity Basket and shall, to such extent, be taken into account in calculating the aggregate amount of the Buyer’s liability for Seller Indemnifiable Losses under the Indemnity Cap. The Seller Indemnitee shall cooperate in good faith in such defense at such Seller Indemnitee’s own expense. If the Buyer elects not to assume the defense of any Third Party Claim, the Seller Indemnitee may compromise or settle such Third Party Claim over the objection of the Buyer, which settlement or compromise shall conclusively establish the Buyer’s liability pursuant to this Agreement.

(b) (i) If, after a Buyer Indemnitee provides written notice to the Seller of any Third Party Claims, the Buyer Indemnitee receives written notice from the Seller that the Seller has elected to assume the defense of such Third Party Claim, the Seller will not be liable for any legal expenses subsequently incurred by the Buyer Indemnitee in connection with the defense thereof. Without the prior written consent of the Buyer Indemnitee, the Seller shall not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Buyer Indemnitee for which the Buyer Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Buyer Indemnitee for which the Buyer Indemnitee is not entitled to indemnification hereunder and the Seller desires to accept and agree to such offer, the Seller shall give written notice to the Buyer Indemnitee to that effect. If the Buyer Indemnitee fails to consent to such firm offer within thirty (30) calendar days after its receipt of such notice, the Seller shall be relieved of its obligations to defend such Third Party Claim and the Buyer Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Seller as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Buyer Indemnitee up to the date of said notice, at all time subject to the additional limitations on the Seller’s liability contained in this Article IX.

(ii) If, after a Seller Indemnitee provides written notice to the Buyer of any Third Party Claims, the Seller Indemnitee receives written notice from the Buyer that the Buyer has elected to assume the defense of such Third Party Claim, the Buyer will not be liable for any legal expenses subsequently incurred by the Seller Indemnitee in connection with the defense thereof. Without the prior written consent of the Seller Indemnitee, the Buyer shall not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Seller Indemnitee for which the Seller Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Seller Indemnitee for which the Seller Indemnitee is not entitled to indemnification hereunder and the Buyer desires to accept and agree to such offer, the Buyer shall give written notice to the Seller Indemnitee to that effect. If the Seller Indemnitee fails to consent to such firm offer within thirty (30) calendar days after its receipt of such notice, the Buyer shall be relieved of its obligation to defend such Third Party Claim and the Seller Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Buyer as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by the Seller Indemnitee up to the date of said notice, at all time subject to the additional limitations on the Buyer’s liability contained in this Article IX.

(c) (i) Any claim that does not result from a Third Party Claim (a “Direct Claim“) by a Buyer Indemnitee on account of a Buyer Indemnifiable Loss shall be asserted by giving the Seller reasonably prompt written notice thereof after the Buyer Indemnitee becomes aware of such Direct Claim, stating, to the extent known, the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than forty-five (45) calendar days after the Buyer Indemnitee becomes aware of such Direct Claim, and the Seller shall have a period of thirty (30) calendar days from receipt of such notice within which to respond to such Direct Claim. If the Seller does not respond within such thirty (30) calendar day period, the Seller shall be deemed to have accepted, and shall be liable for, such claim. If the Seller rejects such claim, the Buyer Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(ii) Any Direct Claim by a Seller Indemnitee on account of a Seller Indemnifiable Loss shall be asserted by giving the Buyer reasonably prompt written notice thereof after the Seller Indemnitee becomes aware of such Direct Claim, stating, to the extent known, the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than forty-five (45) calendar days after the Seller Indemnitee becomes aware of such Direct Claim, and the Buyer shall have a period of thirty (30) calendar days from receipt of such notice within which to respond to such Direct Claim. If the Buyer does not respond within such thirty (30) calendar day period, the Buyer shall be deemed to have accepted, and shall be liable for, such claim. If the Buyer rejects such claim, the Seller Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(d) If the amount of any Buyer Indemnifiable Loss or Seller Indemnifiable Loss, as the case may be, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of The Chase Manhattan Bank) shall promptly be repaid by the Buyer Indemnitee to the Seller or by the Seller Indemnitee to the Buyer, as the case may be.

Section 9.5 Control of Pending Litigation. The Seller agrees that it shall continue to control the defense of all pending litigation matters involving the Company as of the Closing Date. In connection therewith, the Buyer shall cause the Company to cooperate with the Seller in its efforts to defend, prosecute, and resolve such litigation.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Obligations. None of the covenants, obligations or agreements of the parties contained in this Agreement or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing of this transaction; provided, however, that, notwithstanding the foregoing, the covenants of the Seller and the Buyer contained in Sections 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19 and 6.20, the last sentence of Section 6.1 and all of Articles IX and X shall survive the Closing of this transaction, and the representations and warranties of the Seller set forth in

Article III and the representations and warranties of the Buyer contained in Article IV shall survive the Closing until the earlier of the expiration of the applicable Indemnity Period or the date on which the party making such representations and warranties is no longer obligated to indemnify the other party in respect of such representations and warranties, as contemplated by Article IX.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by each of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Extension; Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein, and any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and any time for the performance of any of the obligations or other acts of a party hereto, may be waived or extended, as the case may be, but only pursuant to a written instrument signed by all parties entitled to the benefits thereof; provided, however, that any such waiver or extension of such obligation, covenant, agreement or condition, or inaccuracy, shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service, or (c) when telecopied (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) If to the Seller, to

AquaSource, Inc.

c/o DQE, Inc.

411 Seventh Avenue

Pittsburgh, PA 15219

Attn: General Counsel

Telecopier No.: 412-393-1071

Telephone No.: 412-393-1140

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attn: Erica Ward, Esq.

Telecopier No.: 202-393-5760

Telephone No.: 202-371-7000

and

(ii) if to the Buyer, to

Fudd & Dudd Acquisition LLC

11100 Brittmoore Park Drive

Houston, TX 77041

Attn: Tommy C. Bussell

Telecopier No: 713-983-3481

Telephone No: 713-983-3471

with a copy to

Jackson Walker L.L.P.

1401 McKinney, Suite 1900

Houston, TX 77010

Attn: Sabrina A. McTopy

Telecopier No.: 713-752-4221

Telephone No.: 713-752-4265

Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Schedules attached hereto, and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Seller and the Buyer with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies hereunder upon any Person other than the parties hereto and thereto, Company Indemnified Parties to the extent set forth in Section 6.4, Buyer Indemnified Parties to the extent set forth in Section 6.15, Buyer Indemnitees to the extent set forth in Article IX, and Seller Indemnitees to the extent set forth in Article IX.

Section 10.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof.

Section 10.9 Venue. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN AND FOR PITTSBURGH, PA IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR PITTSBURGH, PA.

Section 10.10 Waiver of Jury Trial and Certain Damages. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM THE OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES. The parties agree that the aggregate liability of the Seller arising out of or relating to this Agreement or the transactions contemplated herein shall in no event exceed the Purchase Price.

Section 10.11 Assignment. Except as specifically provided in Section 6.18, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the Seller may assign this Agreement, without the consent of the Buyer, to the Seller’s successor as a result of a change in control of the Seller, a consolidation of the Seller with or into another entity, a sale of all or substantially all of the assets of the Seller, or a merger of the Seller with or into another entity, in any case whether or not the Seller is the surviving entity.

Section 10.12 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.13 No Specific Enforcement. Except with respect to the obligations set forth in the last sentence of Section 6.1 and all of Sections 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10,

6.11, 6.12, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 8.2, 10.1, 10.4, 10.7, 10.8, 10.9, 10.10, 10.11 and all of Article IX the parties agree that in the event of a breach of this Agreement, the parties shall not be entitled to specific performance of the terms hereof.

Section 10.14 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each of the Seller and the Buyer has caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AQUASOURCE, INC.

By:	/s/ Frank A. Hofmann
Name:	Frank A. Hoffmann
Title:	President

FUDD & DUDD ACQUISITION LLC By All of Its Members:

/s/ Tommy C. Bussell
Tommy C. Bussell

/s/ Todd Mueller
Todd Mueller

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